As filed with the Securities and Exchange Commission on January 22, 2021

Registration No. 333-239612

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT NO. 333-239612

UNDER

THE SECURITIES ACT OF 1933

PREVAIL THERAPEUTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

82-2129632

(I.R.S. Employer Identification Number)

430 East 29th Street, Suite 1520

New York, NY 10016

(917) 336-9310

(Address, Including Zip Code, and Telephone Number, Including Area

Code, of Registrant’s Principal Executive Offices)

Kenneth L. Custer

President

Prevail Therapeutics Inc.

430 East 29th Street, Suite 1520

New York, NY 10016

(917) 336-9310

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Raymond O. Gietz, Esq.

Matthew J. Gilroy, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) to that certain Registration Statement on Form S-3 (No. 333-239612) filed with the Securities and Exchange Commission on July 1, 2020 (the “Registration Statement”) is being filed to withdraw and remove from registration the unissued and unsold securities issuable by Prevail Therapeutics Inc., a Delaware corporation (“Prevail”), pursuant to the Registration Statement.

On December 14, 2020, Prevail entered into an agreement and plan of merger (the “Merger Agreement”) with Eli Lilly and Company, an Indiana corporation (“Lilly”), and Tyto Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Lilly (“Purchaser”). Pursuant to the Merger Agreement, on January 22, 2021, Purchaser merged with and into Prevail with Prevail surviving the merger as a wholly-owned subsidiary of Lilly.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Prevail has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by Prevail in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Prevail hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and Prevail hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on this January 22, 2021. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

PREVAIL THERAPEUTICS INC.

By:	/s/ Erin Conway
Name:	Erin Conway
Title:	Secretary